As filed with the Securities and Exchange Commission on March 5, 1998

                                      Registration No. 333-
==============================================================================

               SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549
                      ______________________

                             FORM S-4
                     REGISTRATION STATEMENT
                              UNDER
                    THE SECURITIES ACT OF 1933
                        _________________

                   NEW ENGLAND ELECTRIC SYSTEM
      (Exact name of Registrant as specified in its charter)

     Massachusetts            4911                        04-1663060
(State or Other Juris-        (Primary Standard             (I.R.S.Employer
diction of Incorporation      Industrial Classification     Identification
or Organization)              Code Number)             Number)

                        25 Research Drive
                 Westborough, Massachusetts 01582
                         (508) 389-2000

       (Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant's Principal Executive Offices)

       John G. Cochrane              Kirk L. Ramsauer
       Treasurer                     Associate General Counsel
       25 Research Drive                     25 Research Drive
       Westborough, Massachusetts 01582      Westborough, Massachusetts 01582
       (508) 389-2174                (508) 389-2972

    (Names, Address, Including Zip Code, and Telephone Number,
           Including Area Code, of Agents for Service)

                             Copy to:
                     Robert W. Mullen, Jr.
                Milbank, Tweed, Hadley & McCloy
                    1 Chase Manhattan Plaza
                   New York, New York  10005
                         (212) 530-5000
                        _________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
                        _________________

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                      _____________________

                 CALCULATION OF REGISTRATION FEE

Title of Each     Amount     Proposed     Proposed       Amount of
  Class of        to be      Maximum       Maximum     Registration
Securities to be          Registered    Offering Price Aggregate           Fee
 Registered                 per Share*  Offering Price*

Common Shares
Par Value $1    1,000,000      $42        $42,000,000    $12,930

* Used only for purposes of calculating the amount of registration fee (based on the average of the high and low prices on the New York Stock Exchange - Composite Transactions on February 27, 1998.
                      _____________________

 THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

==============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

            SUBJECT TO COMPLETION, DATED MARCH 5, 1998

PROSPECTUS

                     1,000,000 COMMON SHARES

                      Par Value $1 Per Share

                   NEW ENGLAND ELECTRIC SYSTEM

                    (A Voluntary Association)

                     ________________________

 This Prospectus relates to the offer and sale from time to time by New England Electric System (the Company) of up to 1,000,000 of its Common Shares, $1.00 par value (the Common Shares), in connection with the acquisition of assets, businesses, or securities under circumstances where registration of the Common Shares under the Securities Act of 1933, as amended (the Securities
Act), is required.

 It is expected that the terms of acquisitions involving the issuance of the Common Shares will be determined by direct negotiations with the owners or controlling persons of the assets, businesses, or securities to be acquired, and that the Common Shares issued will be valued at prices reasonably related to the market price of the Common Shares either at the time an agreement is entered into concerning the terms of the acquisition or at or about the time the shares are delivered. No underwriting discounts or commissions will be paid, although finder's fees may be paid in connection with certain acquisitions. Any person receiving such fees in a transaction where registration of the Common Shares under the Securities Act is required may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on the resale of Common Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

 This Prospectus has also been prepared for use by the persons who have or will receive Common Shares issued by the Company in the acquisitions contemplated hereby, and who wish to offer and sell such Common Shares, on terms then obtainable, in transactions in which they may be deemed underwriters within the meaning of the Securities Act. Any profits realized on such sales by such persons may be regarded as underwriter compensation within the meaning of the Securities Act.

 The Common Shares of the Company are listed on the New York and Boston Stock Exchanges under the symbol "NES." On February 27, 1998, the last reported sale price of the Common Shares on the New York and Boston Stock Exchanges composite tape was $42 1/8 per share.

                     ________________________


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
 THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
    COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
       PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                      A CRIMINAL OFFENSE.


        The date of this Prospectus is              , 1998

                      AVAILABLE INFORMATION

 The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission). These reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Company's Common Shares are listed on the New York and Boston Stock Exchanges. Information filed by the Company and other information concerning the Company can be inspected at the offices of these stock exchanges: New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005; Boston Stock Exchange, Inc., One Boston Place, Boston, Massachusetts 02108.

 The Company has filed with the Commission a Registration Statement on Form
S-4 (Reg. No. 333-       ) under the Securities Act with respect to the Common
Shares offered hereby (including all amendments and supplements thereto, the Registration Statement). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of the New York and Boston Stock Exchanges referred to above.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

 There are hereby incorporated by reference in this Prospectus the following documents heretofore filed with the Commission pursuant to the Exchange Act:

     a) The Company's Annual Report on Form 10-K for the year ended December 31, 1996, which incorporates by reference consolidated financial statements of the Company as of December 31, 1996, and for the three years in the period ended December 31, 1996, and incorporates by reference the related report of Coopers & Lybrand L.L.P., independent accountants.

     b) The Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997, and September 30, 1997.

     c)   The Company's Current Reports on Form 8-K dated April 14, 1997,
May 20, 1997, August 7, 1997, December 1, 1997, December 4, 1997, December 18, 1997, December 30, 1997, February 6, 1998, and March 3, 1998.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request directed to the Treasurer of the Company at the address provided below of any such person, a copy of any or all of the other documents referred to above which have been or may be incorporated in this Prospectus by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents), as well as a copy of the Company's Annual Report to Shareholders for 1996. Copies of these documents are available upon request from the Company by contacting: Treasurer, New England Electric System, 25 Research Drive, Westborough, Massachusetts 01582, (508) 389-2000.

                           THE COMPANY

     The Company is a voluntary association created under the laws of The Commonwealth of Massachusetts by an Agreement and Declaration of Trust dated January 2, 1926, and is a public utility holding company registered under the Public Utility Holding Company Act of 1935 (the 1935 Act). The Company is a utility holding company which owns outstanding common stock of the following direct subsidiaries (with percentage of ownership, all 100% except as noted):

          Granite State Electric Company
          Granite State Energy, Inc.
          Massachusetts Electric Company
          Nantucket Electric Company
          The Narragansett Electric Company
          Narragansett Energy Resources Company
          NEES Communications, Inc.
          NEES Energy, Inc.
          NEES Global Transmission, Inc.
          New England Electric Transmission Corporation
          New England Hydro-Transmission Corporation (50.4%)
          New England Hydro-Transmission Electric Company, Inc. (50.4%) New England Power Company
          New England Power Service Company

The Company provides electric service to approximately 1,300,000 customers within Massachusetts, Rhode Island, and New Hampshire. The Company's subsidiaries include four retail operating companies: Massachusetts Electric Company (Mass. Electric) and Nantucket Electric Company, which serve 975,000 customers in 147 communities in Massachusetts; The Narragansett Electric Company (Narragansett), which serves 330,000 customers in 27 Rhode Island communities; and Granite State Electric Company, which serves 36,000 customers in 21 New Hampshire communities. New England Power Company (NEP), the Company's wholesale generation and transmission subsidiary, owns and operates a number of generating stations. Other subsidiaries include three transmission companies: New England Electric Transmission Corporation, New England Hydro-Transmission Corporation, and New England Hydro-Transmission Electric Company, Inc.; a nonutility company, NEES Global Transmission, Inc., which provides consulting and independent project development services and maintenance and construction services under contract to nonaffiliates; a wholesale generation company, Narragansett Energy Resources Company; and a service company, New England Power Service Company. NEES Communications, Inc. is a nonutility subsidiary of the Company which provides telecommunications and information-related products and services.

     Because of legislation enacted in the states served by the NEES companies, most customers served by the NEES companies will have the ability to choose their power supplier during the first quarter of 1998. When customers are allowed to choose their power supplier, utilities face the risk that market prices may not be sufficient to recover the costs of the commitments incurred to supply customers under a regulated structure. The amounts by which such costs exceed market prices are commonly referred to as "stranded costs." The NEES companies have reached settlement agreements with parties representing all of their distribution customers. In each case, these settlements provide for recovery of stranded costs.

     In addition to addressing customer choice and the recovery of stranded costs, the Massachusetts settlement also required the NEES companies to divest their nonnuclear generating business as well as their oil and gas properties. In August 1997, NEP and Narragansett entered into an agreement to sell substantially all of their nonnuclear generation business. The oil and gas properties were sold in February 1998. After completion of these transactions, the Company will consist primarily of transmission and distribution assets.

     The Company intends to complement its existing lines of business through internal growth and acquisitions. The Company is actively negotiating to acquire additional companies in existing and complementary lines of business.

     The principal executive offices of the company are located at 25 Research Drive, Westborough, Massachusetts 01582. The telephone number at such offices is (508) 389-2000.

           SELECTED CONSOLIDATED FINANCIAL INFORMATION
                   NEW ENGLAND ELECTRIC SYSTEM
          (In thousands except share and per share data)

                                   Years Ended December 31,
                  -----------------------------------------------------------------
                  1997        1996       1995        1994        1993
                  ----        ----       ----        ----        ----

Operating revenue $2,502,591  $2,350,698 $2,271,712  $2,243,029  $2,233,978
Net income        $220,038    $208,936   $204,757    $199,426    $190,223
Average common
   shares - Basic 64,899,322  64,960,496 64,969,652  64,969,652  64,969,652
          - Diluted           64,952,185 64,986,136  64,985,697  64,987,549     64,985,002
Net income per
   average share -
   Basic and Diluted          $3.39      $3.22       $3.15       $3.07     $2.93
Dividends declared
   per share      $2.36       $2.360     $2.345      $2.285      $2.22
Book value per
  share-period end            $27.03     $25.98      $25.13      $24.33    $23.55
Total assets      $5,311,647  $5,223,251 $5,190,876  $5,084,841  $4,795,878
Long-term debt and
  preferred stock (1)         $1,616,504 $1,820,449  $1,846,146  $1,733,424     $1,672,037



    As of December 31, 1997
       (In Thousands)
          (unaudited)
                                        Actual (2)          Ratio
Capitalization:
  Long-term debt (1)                    $1,577,391            47%
  Minority interest in
   consolidated subsidiaries                43,062             1%
  Preferred stock                           39,113             1%
  Common share equity                    1,744,442            51%
                                         ---------           ----
                Total                   $3,404,008           100%

 Total Assets                           $5,311,647


(1)  Includes long-term debt due within one year.
(2) Pro Forma effects of this transaction are, including the contemplated acquisitions, immaterial.

              COMMON SHARE PRICE RANGE AND DIVIDENDS

     The high and low prices of the Common Shares of the Company, as reported in The Wall Street Journal for the New York Stock Exchange -- Composite Transactions, were:

                            Common Share Price      Dividends
                            ------------------      ---------
  Year                   High           Low         Declared
  ----                   ----           ---         --------
  1995
First Quarter            $34 1/4       $30 5/8        $.575
Second Quarter           $35 1/4       $29 5/8        $.590
Third Quarter            $37 1/4       $32 7/8        $.590
Fourth Quarter           $40           $37            $.590

  1996
First Quarter            $40 5/8       $36 1/8        $.590
Second Quarter           $38 7/8       $32 7/8        $.590
Third Quarter            $36 3/8       $31 1/8        $.590
Fourth Quarter           $35 5/8       $31            $.590

  1997
First Quarter            $35 5/8       $33 1/2        $.590
Second Quarter           $37 1/8       $33 1/4        $.590
Third Quarter            $39 11/16     $36 1/4        $.590
Fourth Quarter           $43 5/16      $37 1/4        $.590

  1998
First Quarter            $43 1/8       $41            $.590
(through February 27, 1998)


     The reported last sale price of the Common Shares on the New York Stock Exchange -- Composite Transactions on February 27, 1998, was $42 1/8 per share. Book value per share on December 31, 1997, was $27.03.

     The Company has paid 202 consecutive quarterly dividends since Common Shares of the Company were first issued in 1947. Dividends are normally paid on the first business day of January, April, July, and October. On February 25, 1998, a dividend of 59 cents per common share was declared payable April 1, 1998, to shareholders of record on March 10, 1998. Future dividends will depend on earnings (which are derived from dividends paid by subsidiaries), the financial condition of the Company, and other factors. (See "Description of Common Shares" for a summary of limitations on dividends.)

                     TERMS OF THE OFFERING

     As a result of the changes in the nature of the electric utility industry due to the spread of wholesale and retail competition and passage of legislation at the state level, the subsidiaries of the Company have contracted to sell their non-nuclear generating businesses. After completion of this transaction, the Company will consist primarily of transmission and distribution assets. In order to permit the Company to grow and prosper by building on existing skills, the Company is contemplating a series of selective business acquisitions or investments in "energy related companies" as defined in Rule 58(b) of the 1935 Act. The acquisitions may be made either directly by the Company or through a direct or indirect non-utility subsidiary. If the latter approach is utilized, the Common Shares may be contributed by the Company to the acquiring subsidiary and then used to acquire the assets of the energy related company.

     In connection with acquisitions of energy related companies over the next two-year period, the Company may satisfy the purchase price through the use of cash and/or the issuance of Common Shares, to the shareholders thereof. The Company anticipates that, to the extent possible, it would structure such transactions or combinations to provide that the number of new Common Shares issuable in each case would be determined as a function of the total value of the consideration attributed to the acquisition of shares to the overall business combination and by the average market price of the Company's Common Shares, determined by reference to average trading prices on the New York and Boston Stock Exchanges, over some reasonable period preceding the date of entering into the acquisition or business combination agreement, completing the transaction, or satisfying payment obligations incurred in the course of such transactions. The Company anticipates that it may issue up to approximately 1,000,000 Common Shares in connection with such prospective acquisitions. The Common Shares to be issued by the Company in connection with such transactions will be treasury shares which are currently held or may be acquired by the Company. Such number of Common Shares would represent, at this time, approximately 2% of the issued share capital of the Company as at February 27, 1998.


                         USE OF PROCEEDS

     The Common Shares issued by the Company hereunder will be issued in connection with the future acquisition of assets or shares of companies. The Company will not receive any proceeds upon the issuance of the Common Shares or sales by holders from time to time of such Common Shares contemplated by this Prospectus.


                        OFFERED SECURITIES

     The securities of the Company available to be offered by this Prospectus consist of up to 1,000,000 Common Shares, which the Company proposes to issue in connection with acquisitions as described herein. The Common Shares to be issued by the Company in connection with such transactions will be treasury shares which are currently held or may be acquired by the Company. Underwriting discounts or commissions will generally not be paid by the Company.

     This Prospectus has also been prepared for use by persons who receive shares issued by the Company in connection with any acquisition, and who wish to offer and sell such shares, on terms then available, in transactions in which they may be deemed underwriters within the meaning of the Securities Act (such persons being referred to under this caption as Selling Shareholders). Resales may be made pursuant to this Prospectus as amended or supplemented, pursuant to Rule 145(d) under the Securities Act, or pursuant to an exemption from such Act. Profits realized on resales by Selling Shareholders under certain circumstances may be regarded as underwriting compensation under the Securities Act.

     Resales by Selling Shareholders may be made directly to investors or through a securities firm acting as an underwriter, broker, or dealer. When resales are to be made through a securities firm, such securities firm may be engaged to act as the Selling Shareholder's agent in the sale of shares by such Selling Shareholder, or such securities firm may purchase shares from the Selling Shareholder as principal and thereafter resell such shares from time to time. The fees earned by or paid to such securities firm may be the normal stock exchange commission or negotiated commissions or underwriting discounts to the extent permissible. In addition, such securities firm may affect resales through other securities dealers, and customary commissions or concessions to such other dealers may be allowed. Sales of shares may be at negotiated prices, at fixed prices, at market prices, or at prices related to market prices then prevailing. Any such sales may be made on the New York Stock Exchange, Boston Stock Exchange, or other exchange on which such shares are traded, in the over-the-counter market, by block trade, in special or other offerings, directly to investors, or through a securities firm acting as agent or principal, or a combination of such methods. Any participating securities firm may be indemnified against certain civil liabilities, including liabilities under the Securities Act. Any participating securities firm may be deemed to be an underwriter within the meaning of the Securities Act, and any commissions earned by such firm may be deemed to be underwriting discounts or commissions under such Act.

     A Prospectus Supplement, if required, will be filed under Rule 424(b) under the Securities Act, disclosing the name of the Selling Shareholder, the participating securities firm, if any, the number of shares involved, and other details of such resale, if appropriate.

                   DESCRIPTION OF COMMON SHARES

GENERAL

     The authorized share capital of the Company consists solely of Common Shares, of which 64,301,862 shares were issued and outstanding as of February 27, 1998. The Transfer Agent and Registrar for the Common Shares is BankBoston, 100 Federal Street, Boston, Massachusetts 02110.

     The outstanding Common Shares are listed on the New York Stock Exchange and the Boston Stock Exchange. The additional Common Shares will be listed on those exchanges when issued.

     The following brief summary of certain provisions relating to the Common Shares is merely an outline and does not purport to be complete. It uses terms defined in the documents mentioned and is qualified in its entirety by reference to said documents, which are filed as exhibits to the registration statement.

VOTING AND DIVIDEND RIGHTS

     The holders of Common Shares are entitled to one vote for each share held and are entitled to dividends out of the net earnings or surplus fund of the Company when such dividends have been declared by the Company's board of directors, but shareholders must look only to the trust estate for the payment thereof. The rights and powers of the Company's shareholders are set forth in the Agreement and Declaration of Trust, as amended, of the Company (the Declaration of Trust).

LIMITATIONS ON DIVIDENDS

     The Declaration of Trust provides that share capital representing the Common Shares shall include (a) $94,544,131 for the Common Shares issued prior to January 1, 1953, (b) the consideration received for such shares issued thereafter, and (c) any balances remaining in capital surplus not included in
(a) or (b). The Declaration of Trust further provides that the share capital shall not be available for the payment of dividends, and that the share capital shall not be reduced below the sum of (a) and (b) without a vote of a majority of the shares outstanding and entitled to vote at a meeting duly called.

     The income of the Company is derived mainly from dividends paid by subsidiaries. In addition to the many factors of specific application, including accounting requirements, regulatory orders, indentures relating to indebtedness, and preferred stock preferences, which may affect dividends or the income of the subsidiaries available for dividends, the dividends payable by subsidiaries may be affected by various Federal or state statutes, rules, regulations, and decisions of general application to corporations of a similar type. At September 30, 1997, the consolidated retained earnings of $934 million included $264 million of retained earnings of the Company and $670 million of undistributed retained earnings of subsidiaries. At September 30, 1997 approximately $45 million of the Company's subsidiaries' retained earnings may be unavailable for dividends to the Company.

LIQUIDATION RIGHTS

     After satisfaction of all liabilities, the holders of the Common Shares are entitled to receive pro rata the remaining assets of the Company, in cash or in kind.

PREEMPTIVE RIGHTS

     There are no preemptive rights.

OTHER

     The Company being an unincorporated voluntary association, the title to its property is held by a trustee (currently BankBoston) which acts at the direction of the board of directors of the Company.

     The board of directors of the Company is elected annually by the shareholders. The Company has broad powers under the Declaration of Trust, most of which can be exercised by the board of directors.

     The outstanding Common Shares of the Company are, and when duly issued and paid for the Common Shares covered by this Prospectus will be, full-paid and nonassessable. Authorized but unissued shares of the Company may be issued either for money, services, or property, or in exchange for other shares of the Company at the time outstanding, and upon such terms as to valuation of shares, services, or property or other shares and otherwise, as the board of directors of the Company may in its absolute discretion see fit.

     The Declaration of Trust contains a provision designed to eliminate liability of shareholders to the extent permitted by law. It specifies that every person shall look only to the trust estate for payment or damages or otherwise and that every written agreement and obligation shall refer to this provision. Despite these provisions, the shareholders of a voluntary association such as the Company might, with respect to the liabilities of shareholders under Massachusetts law, be treated in legal contemplation as partners and as such under some circumstances might be held personally liable for certain obligations or liabilities of the Company. Counsel for the Company considers the possibility of any such personal liability to be remote because, in his opinion, shareholders are protected under the laws of Massachusetts from personal liability on contract obligations containing the so-called limited liability clause which the Company inserts in all contract obligations including debt securities, and because the Company is a holding company and the possibility of substantial liabilities arising from torts or statutory liabilities or penalties, other than tax liabilities, is not as great as in the case of companies operating physical properties.

     Notwithstanding the fact that the Company is a holding company, in suits and claims against its subsidiaries, including environmental claims, courts and agencies might attempt to assign liability to the Company despite traditional principles of corporate law. Further, counsel for the Company understands that unincorporated voluntary associations have been treated as general partnerships under the laws of a few states. Even so, for the reasons cited above and because of the substantial capitalization of the Company and its subsidiaries, counsel for the Company considers the possibility of personal liability of the shareholders of the Company to be remote.


                       PLAN OF DISTRIBUTION

     It is anticipated that the Common Shares to be issued by the Company pursuant to this Prospectus will be issued on terms determined at the time of issuance and in accordance with terms and conditions contained in any relevant agreement pertaining to the acquisition or business combination. Such transactions will be effected on a negotiated basis, taking into account the Company's assessment of the assets, shares, or business being acquired, and at prices and terms then obtainable. Negotiated fees or commissions may be paid to brokers or finders in connection with such negotiated sales. At present, there are no such arrangements or agreements with any broker or dealer relating to prospective transactions. The Company expects that the number of Common Shares to be issued in connection with any such future transaction will be generally determined by reference to the aggregate negotiated consideration and the average trading price of the Common Shares over some reasonable period preceding the date of issuance or the date of the commitment to issue Common Shares. The aggregate number of Common Shares to be issued at any time, and the issue price and any other specific terms of any particular issuance in respect of an acquisition, will be set forth in any accompanying prospectus supplement in each case where registration of the Common Shares under the Securities Act is required, together with a description of any arrangement involving an agent or underwriter and any compensation payable under the terms of such arrangement.

     The holders of Common Shares acquired in connection with the acquisitions as described under "Terms of the Offering", and their respective pledgees, donees, transferees, or other successors in interest may sell any or all of such Common Shares from time to time directly to purchasers. Alternatively, such selling securityholders may from time to time offer such Common Shares through underwriters, dealers, or agents who may receive compensation in the form of underwriting discounts, concessions, or commissions from the selling securityholders and/or purchasers of Common Shares for whom they act. Underwriters or dealers may also purchase any of the Common Shares as principals for resale.

     Common Shares may be sold by selling securityholders from time to time through the facilities of a stock exchange or in the over-the-counter market, in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices, or otherwise. Such prices will be determined by the various selling securityholders and their respective purchasers or by agreement between such entities and any underwriters, dealers, or agents. This Prospectus relates to sales by selling securityholders in transactions in which they may be deemed underwriters within the meaning of the Securities Act.

     Once any Common Share is sold by any selling securityholder pursuant to this Prospectus, such Common Share is not thereafter covered by this Prospectus even if subsequently reacquired by a selling securityholder.


                          LEGAL MATTERS

     Legal matters in connection with the issuance of the Common Shares offered hereby will be passed upon for the Company by Robert King Wulff, Corporation Counsel, and/or Kirk L. Ramsauer, Associate General Counsel, 25 Research Drive, Westborough, Massachusetts 01582. The opinion of Mr. Wulff and/or Mr. Ramsauer as to legal matters in connection with the securities offered hereby is filed as an exhibit to the registration statement.


                             EXPERTS

     The consolidated balance sheets and statements of capitalization of the Company and its subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1996, all incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     The statements of law and legal conclusions made in this prospectus, not otherwise attributed, have been reviewed by Robert King Wulff, Corporation Counsel, and/or Kirk L. Ramsauer, Associate General Counsel, and are made upon their authority as experts. As of February 15, 1998, Mr. Wulff was the owner of approximately 8,989 common shares of the Company and Mr. Ramsauer was the owner of approximately 5,153 common shares and deferred common share equivalents of the Company.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.





                        TABLE OF CONTENTS

                                                             Page

Available Information. . . . . . . . . . . . . . . . . . . . .  3
Incorporation of Certain Documents
  by Reference . . . . . . . . . . . . . . . . . . . . . . . .  3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . .  4
Selected Consolidated Financial
  Information. . . . . . . . . . . . . . . . . . . . . . . . .  5
Common Share Price Range and Dividends . . . . . . . . . . . .  7
Terms of the Offering. . . . . . . . . . . . . . . . . . . . .  7
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . .  8
Offered Securities . . . . . . . . . . . . . . . . . . . . . .  8
Description of Common Shares . . . . . . . . . . . . . . . . .  8
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . 10
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . .   10
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . .   11

                  NEW ENGLAND ELECTRIC SYSTEM

                           1,000,000

                         COMMON SHARES

                     PAR VALUE $1 PER SHARE




                    -----------------------

                           PROSPECTUS

                    -----------------------










                                         , 1998

                            PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     To the extent applicable under the provisions of the Agreement and Declaration of Trust, the Company will indemnify its directors and officers against liabilities and expenses, including counsel fees reasonably incurred, resulting from litigation or threatened litigation in which any such directors or officers may be involved by reason of his position. Indemnification is withheld whenever the director or officer is adjudicated "not to have acted in good faith in the reasonable belief that his action was in the best interest" of the Company. Officers and Directors Insurance is also provided.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers of the Company pursuant to the foregoing provision or otherwise, the Company has been advised that, in the opinion of the Commission such indemnification is against public policy as expressed in said Securities Act, and is, therefore, unenforceable.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

                         List of Exhibits
                         ----------------

4.1 Specimen copy of Common Share Certificate of the Company, incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form S-3 filed with the Commission on August 3, 1989 (File No. 33-30273).

4.2 Declaration of Trust of the Company, dated as of January 2, 1926, as amended, incorporated herein by reference to Exhibit 3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994 (File No. 1-3446).

5.1 Opinion of Robert King Wulff, Esq. and Kirk L. Ramsauer, Esq. with respect to the legality of the securities being registered, containing consent.

23.1 Consent of Coopers & Lybrand L.L.P.

23.2 Consent of Robert King Wulff, Esq. and Kirk L. Ramsauer, Esq. (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1 Power of attorney.

24.2 Certified vote of the Board of Directors.

ITEM 22.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

          provided, however, that the undertakings set forth in paragraphs
          (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed by the registrant pursuant to
          Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) That, every prospectus (i) that is filed pursuant to the immediately preceding paragraph or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with the offering of securities subject to Rule 415, except to the extent permitted to be filed as a prospectus supplement, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     (7) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (8) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Westborough, The Commonwealth of Massachusetts, on the 5th day of March, 1998.

                              NEW ENGLAND ELECTRIC SYSTEM

                                s/Richard P. Sergel

                              By:_____________________________
                                Richard P. Sergel
                                 President and Chief Executive
                                Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

     We, the undersigned officers of New England Electric System, hereby authorize and direct John G. Cochrane, Jennifer L. Kenney, James P. Meehan, and Robert King Wulff, or several of them, as attorneys-in-fact, to execute in the name and on behalf of each of the undersigned persons, in the respective capacities indicated below, any amendment or amendments to the registration statement of New England Electric System under the Securities Act.

(Signature and Title)

    (i)                       Principal Executive Officer:

       s/Richard P. Sergel
       ____________________________
       Richard P. Sergel
       President and Chief Executive Officer

   (ii)                       Principal Financial Officer:

       s/Michael E. Jesanis

       ______________________________
       Michael E. Jesanis
       Senior Vice President and Chief
       Financial Officer

  (iii)                       Principal Accounting Officer

       s/John G. Cochrane

       ______________________________
       John G. Cochrane
       Treasurer

   (iv)                       Directors:  (a majority)

       Joan T. Bok
       Alfred D. Houston
       Paul L. Joskow
       John M. Kucharski
       Edward H. Ladd
       Joshua A. McClure
       George M. Sage
       Richard P. Sergel
       Charles E. Soule
       Anne Wexler
       James Q. Wilson
       James R. Winoker

       s/Jennifer L. Kenney
All by:_________________________
      Jennifer L. Kenney
      Attorney-in-Fact

Date as to all signatures
on this page:  March 5, 1998

The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of the Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor. The provisions of this paragraph, however, shall not have the effect of, or constitute, a condition, stipulation, or provision binding any person to waive compliance with any provision of the Securities Act as amended or of the rules and regulations of the Securities and Exchange Commission thereunder.